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News Release


        Contact:   Jerome J. Gassen
                   President and Chief Executive Officer
                   (765) 529-2230


               AMERIANA INSURANCE AGENCY COMPLETES THE PURCHASE OF
                        CHAPIN-HAYWORTH INSURANCE AGENCY

NEW CASTLE, Ind. (July 8, 2009) - Ameriana Bancorp (NASDAQ: ASBI), parent company for Ameriana Bank, announced that Ameriana Insurance Agency, a bank subsidiary, has completed a previously announced purchase of the book of business of the Chapin-Hayworth Insurance Agency Inc. Chapin-Hayworth is a multi-line property and casualty insurance agency located in New Castle.

         Chapin-Hayworth Insurance agents Ruth Hayworth and Gail Byers and customer service representative Chris Griggs have relocated to the Ameriana Insurance office on Bundy Avenue and will continue to serve their existing clients from their new location. According to Todd Thalls, Senior Vice President and Ameriana Insurance Agency Manager, the Ameriana Insurance team is making the transition as seamless as possible. Because Chapin-Hayworth Insurance clients will still have the Chapin-Hayworth Insurance agents they are used to working with, customers will be unaffected by the purchase.

         Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer of Ameriana Bancorp, said, "We believe this is a great opportunity for Ameriana as well as the customers of Ameriana Insurance and Chapin-Hayworth Insurance. For the Company, this transaction sets the stage for enhanced growth opportunities in our insurance business. For customers, it combines the resources and capabilities of two of Henry County's leading professional insurance agencies, which will work together to better serve our customers."

         Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC), and Ameriana Investment Management.

         This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2008, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors." The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.


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